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Exhibit 99.4

        Helmerich & Payne International Drilling Co.
Offer to Exchange
$500,000,000 aggregate principal amount of 4.65% Senior Notes due 2025
(CUSIP 423457 AB6)
that have been registered under the Securities Act of 1933, as amended, for
$500,000,000 aggregate principal amount of outstanding 4.65% Senior Notes due 2025
(CUSIPs 423457 AA8 and U42347 AA9)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2015, UNLESS THE ISSUER EXTENDS OR EARLIER TERMINATES THE EXCHANGE OFFER. IF THE ISSUER EXTENDS THE EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus, dated                        , 2015 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Helmerich & Payne International Drilling Co. (the "Issuer") to exchange an aggregate principal amount of up to $500,000,000 of the Issuer's 4.65% Senior Notes due 2025 issued on March 19, 2015 (the "Old Notes") for the Issuer's 4.65% Senior Notes due 2025 that have been registered under the Securities Act of 1933, as amended, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of March 19, 2015, by and among the Issuer, Helmerich & Payne, Inc., and Goldman, Sachs & Co. and Wells Fargo Securities, LLC, as representatives of the initial purchasers referred to therein.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

          1.     Prospectus, dated                        , 2015;

          2.     The Letter of Transmittal for your use and for the information of your clients;

          3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4.     A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5.     IRS Form W-9; and

          6.     Return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer.

        YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2015, UNLESS EXTENDED OR EARLIER TERMINATED BY THE ISSUER. IF THE ISSUER EXTENDS THE EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH THE

EXCHANGE OFFER IS EXTENDED. OLD NOTES TENDERED PURSUANT TO AN EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message (as defined in the Letter of Transmittal) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer—Guaranteed Delivery Procedures."

        The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuer will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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  Exhibit 99.4